Exhibit 10.26

CONSENT AND AMENDMENT NO. 10

TO CREDIT AGREEMENT

This CONSENT AND AMENDMENT NO. 10 TO CREDIT AGREEMENT (this “Amendment”), dated as of February __, 2006, is made among Sabine Pass LNG, L.P., a Delaware limited partnership (the “Borrower”), Société Générale, in its capacity as administrative agent for the Lenders (the “Agent”), HSBC Bank USA, National Association, in its capacity as collateral agent for the Lenders (the “Collateral Agent”) and the Lenders party to the Credit Agreement (as defined below).

WITNESSETH

WHEREAS, the Borrower, the Agent and the Collateral Agent are party to a Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), pursuant to which the lenders from time to time party thereto (the “Lenders”) have agreed to make loans to the Borrower in an aggregate principal amount of $822,000,000;

WHEREAS, as more fully described in the amendment request letter (the “Amendment Request Letter”) attached hereto as Exhibit A, the Borrower wishes to amend (a) the terms of Section 1.01 of the Credit Agreement in order to modify the definition of “Guaranteed Substantial Completion Date” therein and (b) the terms of Section 6.03(d) of the Credit Agreement to enable the Borrower, solely for the purposes of the proposed February 2006 borrowing, to deliver a Borrowing Certificate concurrently with the Notice of Borrowing.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. Capitalized terms (including those used in the preamble and the recitals above) not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the principles of interpretation set forth therein shall apply herein.

Section 2. Amendments. Subject to the satisfaction of the condition precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is amended by deleting the definition of “Guaranteed Substantial Completion Date” therein and replacing such definition in its entirety as follows:

“Guaranteed Substantial Completion Date” shall have the meaning assigned to such term in the EPC Contract (a) without giving effect to any Change Order that affects such date, except any such Change Order which has been approved by the Agent and the Majority Lenders or (b) after giving effect to an agreement in principle between the

Consent and Amendment No. 10

Borrower and the EPC Contractor to extend the Guaranteed Substantial Completion Date as a result of a force majeure event (as defined in the EPC Contract), but only until such time as a Change Order with respect to such agreed extension has been approved or rejected by the Majority Lenders pursuant to Section 8.20; provided, that such Change Order is presented to the Lenders for approval within three months of the Borrower’s receipt from the EPC Contractor of a written request for such extension.

(b) Section 6.03(d) of the Credit Agreement is amended by inserting the following language after “prior to” in the second line thereto:

“(or, in the case of the February 2006 borrowing, concurrently with)”.

Section 3. Condition Precedent. This Amendment shall become effective on the date on which the Agent has received counterparts of this Amendment duly executed and delivered by the Borrower and the Majority Lenders.

Section 4. Miscellaneous.

(a) Limited Amendment.

(i) Except as expressly consented to or amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Financing Documents shall remain unchanged and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms.

(ii) The consent and amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly consented to or amended and shall not be deemed to be a waiver of any right, power or remedy of any Lender, the Agent or the Collateral Agent under, or a waiver of, consent to or modification of any other term or provision of the Credit Agreement, any other Financing Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the other Financing Documents.

(iii) Except as provided in Section 2 hereof, nothing contained in this Amendment shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Amendment.

(b) Financing Document. This Amendment shall be deemed to be a Financing Document referred to in the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Counterparts; Integration; Effectiveness. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any parties hereto may execute this Amendment by signing any such counterpart.

Consent and Amendment No. 10

(d) Costs and Expenses. The Borrower agrees to pay and reimburse the Agent for all its reasonable costs and out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders) incurred in connection with the preparation and delivery of this Amendment and such other related documents.

(e) Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Consent and Amendment No. 10

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P., as Borrower

By:	Sabine Pass LNG – GP, Inc.,
its General Partner

By:	/s/ Graham McArthur
Name: Graham McArthur
Title: Treasurer

Address for Notices:

717 Texas Avenue, Suite 3100
Houston, TX 77002
Attn: Treasurer

Consent and Amendment No. 10

SOCIÉTÉ GÉNÉRALE, as Agent

By:	/s/ Edward J. Grimm
Name: Edward J. Grimm
Title: Director

Address for Notices:

1221 Avenue of the Americas
New York, NY 10020
Attn: Robert Preminger

Consent and Amendment No. 10

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP
One Liberty Place
1650 Market Street, Suite 4900
Philadelphia, PA 19103
Attn: Peter Tucci, Esq.

Consent and Amendment No. 10

Exhibit A

to Consent and Amendment No. 10

Amendment Request Letter

Consent and Amendment No. 10

February 10, 2006

Societe Generale

1221 Avenue of the Americas

New York, NY 10020

Attn:    Edward Grimm

Re:	Credit Agreement dated February 25, 2005 (as amended, modified or supplemented, the “Credit Agreement”) among Sabine Pass LNG, L.P. (“Sabine”), Societe Generale, as Agent, HSBC Bank USA, National Association, as Collateral Agent and the Lenders party thereto

Dear Mr. Grimm:

Reference is made to the captioned Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 8.01(d) of the Credit Agreement, Sabine delivered to the Agent a notice dated, and delivered on February 8, 2006. The notice reflects that Sabine is in negotiation with the EPC Contractor regarding modifications to the contract price of the EPC Contract and an extension of the Guaranteed Substantial Completion Date in an effort to mitigate the force majeure effects of Hurricanes Katrina, Rita, and Wilma on the completion of the Project. These on-going negotiations are in accordance with Section 6.8 of the EPC Contract which detail the mechanism for dealing with time extensions and compensation which arise due to force majeure events.

In the on-going negotiations with the EPC Contractor, Sabine has tentatively agreed to increase the contract price of the EPC Contract in order for the Target Bonus Date of April 3, 2008 under the EPC Contract to be achieved. For this milestone to be accomplished, tanks one and two must be completed and have achieved a sendout rate of no less than 2,000 million standard cubic feet per day for a continuous period of at least 24 hours.

The costs associated with the mitigation of the effects of the hurricanes to achieve the Target Bonus Date are estimated to be between $35 million to $50 million. This estimate is comprised primarily of increased labor costs. Labor availability has been greatly affected by the amount of rebuilding that is going on in the region due to Hurricanes Katrina and Rita. To attract an adequate number of workers, the EPC Contractor is going to have to offer higher wages and higher per diems. In addition, due to the destruction of so much of the infrastructure in Cameron Parish, more workers will have to be provided with a per diem than originally planned.

Mr. Edward Grimm

February 10, 2006

Given the magnitude of the amounts involved, Sabine will have to obtain approval from its general partner’s Board of Directors, as well as Lender consent pursuant to Section 8.20(a)(i) of the Credit Agreement. These expenditures are not currently reflected in the Construction Budget and Schedule. Sabine will not be looking to fund these expenditures through the Credit Agreement.

As part of the commercial negotiations with the EPC Contractor, Sabine has tentatively agreed to an extension of the Guaranteed Substantial Completion Date to December 20, 2008, which equates to an extension of 109 days from the current Guaranteed Substantial Completion Date of September 2, 2008. It should be noted that there is no contractual obligation for Sabine to provide services under either of its TUAs until April 1, 2009.

The extension of the Guaranteed Substantial Completion Date will be predicated upon the receipt and acceptance of a fully resource loaded level III schedule. In addition, Lender approval will be required pursuant to Section 8.20(a)(ii) of the Credit Agreement.

Given the anticipated (but not yet finalized) extension of the Guaranteed Substantial Completion Date to no later than December 20, 2008, and in order for Sabine to maintain an orderly sequence of monthly draws under the Credit Agreement for progress payments under the EPC Contract, it will be necessary to effect an amendment to Section 1.01 of the Credit Agreement definition of Guaranteed Substantial Completion Date to incorporate the effects of force majeure events into the defined term as Sabine will be unable to make the representation in the Borrowing Certificate pertaining to the project being able to be reasonably expected to achieve Substantial Completion by the Guaranteed Substantial Completion Date. In addition, it is also necessary to effect an amendment to Section 6.03(d) of the Credit Agreement to make the delivery of the February 2006 Borrowing Certificate to the Agent and the Independent Engineer be due no later than three business days prior to proposed February 24, 2006 borrowing date. Accordingly, please consider this as Sabine’s request for the two amendments summarized above.

Sincerely,

SABINE PASS LNG, L.P.

By:	/s/ Graham A. McArthur
Graham A. McArthur
Treasurer

SABINE PASS LNG, L.P.

717 Texas Avenue, Suite 3100 – Houston, Texas 77002 – (713) 659-1361 – Fax (713) 659-5459